SECURITIES AND EXCHANGE COMMISSION


                           Washington, D.C.  20549




                                 FORM 8-K

                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934




                                June 20, 2003
                      ---------------------------------
                      (Date of earliest event reported)




                          DELTA PETROLEUM CORPORATION
           ------------------------------------------------------
           (Exact name of registrant as specified in its charter)



        Colorado                    0-16203                84-1060803
       --------------              ----------          --------------------
        (State of                  Commission            (I.R.S. Employer
       Incorporation)                File No.            Identification No.)



                  Suite 1400
                  475 17th Street
                  Denver, Colorado                        80202
           -------------------------------------------------------
           (Address of principal executive offices)     (Zip Code)



      Registrant's telephone number, including area code: (303) 293-9133




                                   N/A
         -------------------------------------------------------------
         (Former name or former address, if changed since last report)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

     On June 20, 2003, we completed an acquisition of certain oil and gas properties in Kansas from JAED Production Company, Inc. ("JAED") in exchange for cash and stock. The properties that were acquired from JAED consist of interests in approximately 22 wells that are currently producing approximately 950 barrels of oil and 500 Mcf of gas per day and the associated undeveloped acreage. All of the properties are located in the Padgett Field in Sumner County, Kansas. The average working interest that we acquired is approximately 97%, with an average net revenue interest to us of approximately 79%. A copy of the Purchase and Sale Agreement is attached as an exhibit to this Report.

     In connection with the purchase of these properties, we paid JAED approximately $9 million in cash and issued JAED 200,000 shares of our Common Stock. The transaction was effective as of June 1, 2003, and the net operating revenues from the properties between the effective date and the June 20, 2003 closing date will be recorded as an adjustment to the purchase price.

     Also on June 20, 2003, we increased the amount of our existing credit facility with the Bank of Oklahoma and Local Oklahoma Bank from $20 million to $33.8 million. This increase was necessary to allow us to fund the JAED transaction, and substantially all of the cash portion of the purchase price was funded through our credit facility. Our total debt now approximates $29 million, and all of the properties acquired from JAED have been pledged as collateral for our credit facility. A copy of the First Amendment to Credit Agreement is attached as an exhibit to this Report.

Reports, Opinions and Appraisals
--------------------------------

     We did not engage an independent firm to render a fairness opinion in connection with this transaction. Management believed that an independent fairness opinion was unnecessary because the assets acquired consist almost entirely of oil and gas leases, and our Board believed that our management possessed sufficient skills and experience to negotiate a fair price for the assets that were ultimately acquired. Our own petroleum engineers on staff prepared an internal analysis of the properties before they were acquired, and this analysis was used by us in negotiating the terms of the transaction and in determining the amount of the purchase price. Although we believe our internal analysis is accurate, the process of estimating quantities of oil and gas deposits is subject to continuous revisions as additional information is made available through drilling, testing, reservoir studies and production history. There can be no assurance that our internal estimates will not be materially revised in subsequent periods.

Past Relationships
------------------

     JAED is a privately-held Kansas corporation that is owned by two individuals who are not affiliated with us. Prior to this transaction, we had never had any business dealings with JAED or either of its owners.


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
ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     Pro forma financial information and any exhibits will be filed by amendment to this Form 8-K within 60 days.

     Listed below are the exhibits filed as a part of this Report.

     EXHIBITS:

     Exhibit
     Number                         Description

     10.1 Purchase and Sale Agreement dated as of June 5, 2003 between JAED Production Company, Inc. and Delta Petroleum Corporation (filed without exhibits)

     10.2 Registration Rights Agreement dated as of June 19, 2003 between JAED Production Company, Inc. and Delta
                Petroleum Corporation

     10.3 First Amendment to Credit Agreement dated effective as of June 20, 2003 by and between Delta Petroleum Corporation, Delta Exploration Company, Inc. and Piper Petroleum Company as Borrowers, and Bank of Oklahoma, N.A., a national banking association and each of the financial institutions which is a party thereto





                                 SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      DELTA PETROLEUM CORPORATION
                                      (Registrant)


Date:  June 26, 2003                  By: /s/ Roger A. Parker
                                          Roger A. Parker, President













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